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                                                                       Exhibit 5



                               [EATON LETTERHEAD]



                                  June 2, 2003
Board of Directors
Eaton Corporation

Ladies and Gentlemen:

         I am furnishing this opinion for Eaton Corporation (the "Company") in connection with the Registration Statement (the "Registration Statement") on Form S-3 being filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the offering of the Company's Common Shares (the "Common Shares").

         I have examined the resolutions of the Board of Directors of the Company (the "Resolutions") authorizing the issuance, offering and sale of the Common Shares, and I have examined such corporate records of the Company and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed.


          Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Common Shares have been duly authorized and, when issued and delivered pursuant to the authority granted in the Resolutions and against payment therefor, will be validly issued, fully paid and non-assessable.

           I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.



                               Very truly yours,

                               /s/ J. R. Horst
                               -------------------------
                               J. R. Horst
                               Vice President and
                               General Counsel